   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1994

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                  FIRST PRAIRIE U.S. GOVERNMENT INCOME FUND
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                (Name of Registrant as Specified in Its Charter)

                  FIRST PRAIRIE U.S. GOVERNMENT INCOME FUND
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(t)(1), or 14a-6(J)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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Notes:
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(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                   FIRST PRAIRIE U.S. GOVERNMENT INCOME FUND
                             (INTERMEDIATE SERIES)

                             ---------------------

                       NOTICE OF MEETING OF SHAREHOLDERS

                             ---------------------

To the Shareholders:

     A Meeting of Shareholders of the Intermediate Series of First Prairie U.S. Government Income Fund (the "Fund") will be held at the offices of Concord Holding Corporation, 125 West 55th Street, 11th Floor, New York, New York 10019, on Tuesday, January 17, 1995 at 10:00 a.m. for the following purposes:

          1. To approve certain changes to a fundamental policy of the Fund and to approve its status as a non-diversified investment company; and

          2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on December 5, 1994, will be entitled to receive notice of and to vote at the meeting.

                                          By Order of the Board of Trustees
                                          /s/ JOHN E. PELLETIER
                                          John E. Pelletier,
                                          Secretary

New York, New York
December 19, 1994
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                      WE NEED YOUR PROXY VOTE IMMEDIATELY

     A SHAREHOLDER MAY THINK HIS VOTE IS NOT IMPORTANT, BUT IT IS VITAL. BY LAW, THE MEETING OF SHAREHOLDERS OF THE FUND WILL HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF LESS THAN A MAJORITY OF ITS SHARES ELIGIBLE TO VOTE IS REPRESENTED. IN THAT EVENT, THE FUND, AT SHAREHOLDERS' EXPENSE, WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE FUND TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD IMMEDIATELY. YOU AND ALL OTHER SHAREHOLDERS WILL BENEFIT FROM YOUR COOPERATION.
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

                   FIRST PRAIRIE U.S. GOVERNMENT INCOME FUND
                             (INTERMEDIATE SERIES)

                                PROXY STATEMENT
                            Meeting of Shareholders
                         to be held on January 17, 1995

     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of First Prairie U.S. Government Income Fund (the "Fund") to be used at the meeting of shareholders (the "Meeting") of the Intermediate Series of the Fund, to be held on Tuesday, January 17, 1995 at 10:00 a.m., at the offices of Concord Holding Corporation, 125 West 55th Street, 11th Floor, New York, New York 10019, for the purposes set forth in the accompanying Notice of Meeting of Shareholders. Shareholders of record at the close of business on December 5, 1994 (each, a "Shareholder" and, collectively, the "Shareholders") are entitled to receive notice of and to vote at the Meeting. Shareholders are entitled to one vote for each share of beneficial interest of the Fund, par value $.001 per share ("Share"), held and fractional votes for each fractional Share held. Shares are classified into three classes -- Class A, Class B and Class F. Only Class A and Class F shares are outstanding. Holders of Class A and Class F shares will vote in the aggregate and not by class with respect to Proposal No. 1 set forth below. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by giving another proxy or by letter or telegram directed to the Fund, which must indicate the Shareholder's name and account number. To be effective, such revocation must be received before the Meeting. Also, any Shareholder who attends the Meeting in person may vote by ballot at such meeting, thereby canceling any proxy previously given. As of December 5, 1994, 1,055,999.584 Shares were issued and outstanding.

PROPOSAL 1.  APPROVAL OF CERTAIN CHANGES TO A FUNDAMENTAL POLICY AND STATUS AS A
             NON-DIVERSIFIED INVESTMENT COMPANY

INTRODUCTION

     The Fund commenced operations on March 5, 1993. As of December 5, 1994, the Fund's total assets were $8,025,680, of which $63,282 was attributable to Class A and $7,962,398 was attributable to Class F. On such date, the Fund had six beneficial owners of which four were Class A Shareholders and two were Class F Shareholders.

     The Fund's management believes that the Fund has not attracted sufficient assets to operate effectively in the manner for which the Fund was designed and, therefore, that it is in the best interests of the Fund to broaden its investment policies to attract new investors. Management believes that investors generally would find more attractive a fund that is not limited to investing primarily in U.S. Government Securities (as defined in the Fund's current prospectus). Accordingly, on October 28, 1994, the Fund's Board unanimously approved the proposal set forth herein.

     The proposal requests Shareholder approval for the deletion of the fundamental investment policy requiring the Fund to invest at least 65% of the value of its total assets in U.S. Government Securities and for changing the classification of the Fund to a non-diversified investment company. As more fully described below, if these changes are made the Fund intends to invest at least 65% of its total assets in a portfolio of U.S. dollar denominated fixed-income securities of domestic and foreign issuers ("Fixed-Income Securities") rated A or better by Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Corporation ("S&P"), Fitch Investors Service, Inc. ("Fitch") or Duff & Phelps Credit Rating Co.

("Duff"). The Fund intends to invest the remainder of its assets in U.S. dollar denominated, investment grade Fixed-Income Securities. In addition, the Fund would be permitted to invest in Fixed-Income Securities which, while not rated, are determined by the Fund's investment adviser (the "Adviser") to be of comparable quality to those rated securities in which the Fund may invest. The Fixed-Income Securities in which the Fund intends to invest may not be backed by the full faith and credit of the U.S. Government. The Fixed-Income Securities are expected to have, under normal market conditions, a dollar-weighted average maturity ranging between three and ten years. If Proposal No. 1 is adopted, the Fund's Board intends to change the Fund's name to "Prairie Intermediate Bond Fund."

THE FUND'S CURRENT MANAGEMENT POLICIES

     PORTFOLIO SECURITIES. The securities in which the Fund currently is permitted to invest include: (i) U.S. Treasury securities; (ii) obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities; (iii) mortgage-related securities issued or guaranteed as to principal and interest by the U.S. Government or its agencies or instrumentalities; (iv) zero coupon U.S. Treasury securities; and (v) repurchase agreements in respect of each of the foregoing. As a fundamental policy, the Fund invests at least 65% of the value of its total assets in the foregoing securities. These securities are more fully described in the Fund's current prospectus.

     INVESTMENT TECHNIQUES. The Fund currently is permitted to engage in various investment techniques including: (i) leveraging; (ii) short-selling;
(iii) options and futures transactions; and (iv) lending portfolio securities. These techniques are more fully described in the Fund's current prospectus.

PROPOSED CHANGES

     If Proposal No. 1 is approved, the Fund would continue to be permitted to
(i) invest in the portfolio securities described above and (ii) engage in the investment techniques described above. In addition, the Fund would be permitted to (i) invest in the additional types of portfolio securities -- convertible securities; participation interests; additional types of mortgage-related securities; asset-backed securities; municipal obligations; unregistered notes; foreign government obligations; securities of supranational entities; and money market instruments -- described below and (ii) engage in an additional investment technique -- interest rate swaps -- described below. These securities would be rated within the two highest rating categories by Moody's, S&P, Fitch or Duff, and the Fund's portfolio would have a dollar weighted average maturity described above under "Introduction." These changes to the Fund's management policies will expose the Fund to certain investment risks as described below under "Additional Risk Factors." The Fund also would be classified as a non-diversified investment company. As a non-diversified investment company, the Fund would be permitted to invest a greater percentage of its assets in a limited number of issuers and, therefore, would be subject to certain additional investment risks. See "Additional Risk Factors -- Non-Diversified Classification" below.

     ADDITIONAL PORTFOLIO SECURITIES. The additional types of portfolio securities in which the Fund would be permitted to invest include:

     Convertible Securities -- Convertible securities are fixed-income securities that may be converted at either a stated price or stated rate into underlying shares of common stock. Convertible securities have general characteristics similar to both fixed-income and equity securities. Although to a lesser extent than with fixed-income securities generally, the market value of convertible securities tends to decline as interest rates increase and, conversely, tends to increase as interest rates decline. In addition, because of the conversion feature, the market value of convertible securities tends to vary with fluctuations in the market value of the underlying common stock, and, therefore, also will react to variations in the general market for equity securities. A unique feature of convertible securities is that as the market price of the underlying common stock declines, convertible securities tend to trade increasingly on a yield basis, and so may not experience market value declines to the same extent as the underlying common stock. When the market price of the underlying common stock increases, the prices of the convertible securities tend to rise as a reflection of the value of the underlying common stock. While no securities investments are without risk, investments in convertible securities generally entail less risk than investments in common stock of the same issuer.

     As fixed-income securities, convertible securities are investments that provide for a stable stream of income with generally higher yields than common stocks. Of course, like all fixed-income securities, there can be no assurance of current income because the issuers of the convertible securities may default on their obligations. Convertible securities, however, generally offer lower interest or dividend yields than non-convertible securities of similar quality because of the potential for capital appreciation. A convertible security, in addition to providing fixed income, offers the potential for capital appreciation through the conversion feature, which enables the holder to benefit from increases in the market price of the underlying common stock. There can be no assurance of capital appreciation, however, because securities prices fluctuate.

     Convertible securities generally are subordinated to other similar but non-convertible securities of the same issuer, although convertible bonds, as corporate debt obligations, enjoy seniority in right of payment to all equity securities, and convertible preferred stock is senior to common stock, of the same issuer. Because of the subordination feature, however, convertible securities typically have lower ratings than similar non-convertible securities.

     Participation Interests -- A participation interest gives the purchaser an undivided interest in a security in the proportion that such purchaser's participation interest bears to the total principal amount of the security. These instruments may have fixed, floating or variable rates of interest. If the participation interest is unrated, or has been given a rating below that which is permissible for purchase by the Fund, the participation interest will be backed by an irrevocable letter of credit or guarantee of a bank, or the payment obligation otherwise will be collateralized by U.S. Government securities, or, in the case of unrated participation interests, the Adviser must have determined that the instrument is of comparable quality to those instruments in which the Fund may invest.

     Mortgage-Related Securities -- Mortgage-related securities are securities collateralized by pools of mortgage loans assembled for sale to investors by various governmental agencies, such as the Government National Mortgage Association and government-related organizations such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, as well as by private issuers such as commercial banks, savings and loan institutions, mortgage banks and private mortgage insurance companies, and similar foreign entities. Mortgage-related securities are a form of derivative security. The mortgage-related securities which may be purchased include those with fixed, floating and variable interest rates, those with interest rates that change based on multiples of changes in interest rates and those with interest rates that change inversely to changes in interest rates, as well as stripped mortgage-backed securities. Stripped mortgage-backed securities usually are structured with two classes that receive different proportions of interest and principal distributions on a pool of mortgage-backed securities or whole loans. A common type of stripped mortgage-backed security will have one class receiving some of the interest and most of the principal from the mortgage collateral, while the other class will receive most of the interest and the remainder of the principal. In the most extreme case, one class will receive all of the interest (the interest-only or "IO" class), while the other class will receive all of the principal (the principal-only or "PO" class). Although certain mortgage-related securities are guaranteed by a third party or otherwise similarly secured, the market value of the security, which may fluctuate, is not so secured. If a mortgage-related security is purchased at a premium, all or part of the premium may be lost if there is a decline in the market value of the security, whether resulting from changes in interest rates or prepayments in the underlying mortgage collateral. As with other interest-bearing securities, the prices of certain of these securities are inversely affected by changes in interest rates. However, though the value of a mortgage-related security may decline when interest rates rise, the converse is not necessarily true, since in periods of declining interest rates the mortgages underlying the security are more likely to prepay. For this and other reasons, a mortgage-related security's stated maturity may be shortened by unscheduled prepayments on the underlying mortgages, and, therefore, it is not possible to predict accurately the security's return to the Fund. Moreover, with respect to stripped mortgage-backed securities, if the underlying mortgage securities experience greater than anticipated prepayments of principal, the Fund may fail to fully recoup its initial investment in these securities even if the securities are rated in the highest rating category by a nationally recognized statistical rating organization. In addition, regular payments received in respect of mortgage-related securities include both interest and principal. No assurance can be given as to the return the Fund will receive when these amounts are reinvested.

     The Fund is currently permitted to invest in mortgage-related securities that are issued or guaranteed by the U.S. Government or its agencies or instrumentalities. If Proposal No. 1 is adopted, the Fund would be permitted to invest in mortgage-related securities of private issuers or guarantors of the type enumerated above.

     Asset-Backed Securities -- The securitization techniques used for asset-backed securities are similar to those used for mortgage-related securities. Asset-backed securities are a form of derivative security. These securities include debt securities and securities with debt-like characteristics. The collateral for these securities has included home equity loans, automobile and credit card receivables, boat loans, computer leases, airplane leases, mobile home loans, recreational vehicle loans and hospital account receivables. The Fund may invest in these and other types of asset-backed securities that may be developed in the future.

     Asset-backed securities present certain risks that are not presented by mortgage-backed securities. Primarily, these securities do not have the benefit of the same security interest in the related collateral. Credit card receivables generally are unsecured and the debtors are entitled to the protection of a number of state and Federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. Most issuers of asset-backed securities backed by automobile receivables permit the servicers of such receivables to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related asset-backed securities. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of asset-backed securities backed by automobile receivables may not have a proper security interest in all of the obligations backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

     Municipal Obligations -- Municipal obligations are debt obligations issued by states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, or multistate agencies or authorities. While, in general, municipal obligations are tax exempt securities having relatively low yields as compared to taxable, non-municipal obligations of similar quality, certain issues of municipal obligations, both taxable and non-taxable, offer yields comparable and in some cases greater than the yields available on other permissible investments. Municipal obligations generally include debt obligations issued to obtain funds for various public purposes as well as certain industrial development bonds issued by or on behalf of public authorities. Dividends received by Shareholders which are attributable to interest income received by the Fund from municipal obligations generally will be subject to Federal income tax. Municipal obligations bear fixed, floating or variable rates of interest, which are determined in some instances by formulas under which the municipal obligation's interest rate will change directly or inversely to changes in interest rates or an index, or multiples thereof, in many cases subject to a maximum and minimum. The Fund currently intends to invest no more than 25% of its assets in municipal obligations. However, this percentage may be varied from time to time without Shareholder approval.

     Unregistered Notes -- The Fund would be permitted to purchase unsecured promissory notes which are not readily marketable and have not been registered under the Securities Act of 1933, as amended.

     Foreign Government Obligations; Securities of Supranational Entities -- The Fund would be permitted to invest in obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions, agencies or instrumentalities that are determined by the Adviser to be of comparable quality to the other obligations in which the Fund may invest. Such securities also include debt obligations of supranational entities. Supranational entities include international organizations designated or supported by governmental entities to promote economic reconstruction or development and international banking institutions and related government agencies. Examples include the International Bank for Reconstruction and Development (the World Bank), the European Coal and Steel Community, the Asian Development Bank and the InterAmerican Development Bank. The percentage of the Fund's assets invested in securities issued by foreign governments will vary depending on the relative yields of such securities, the economic and financial markets of the countries in which the investments are made and the interest rate climate of such countries. See "Additional Risk Factors -- Foreign Securities" below.

     Money Market Instruments -- The Fund may invest in the following types of money market instruments, each of which at the time of purchase must have or be deemed to have under the rules of the Securities and Exchange Commission remaining maturities of 13 months or less.

     U.S. Government Securities. The Fund will continue to be able to invest in securities issued or guaranteed as to principal and interest by the U.S. Government or its agencies or instrumentalities.

     Bank Obligations. Bank obligations include certificates of deposit, time deposits, bankers' acceptances and other short-term obligations of domestic banks, foreign subsidiaries of domestic banks, foreign branches of domestic banks, and domestic and foreign branches of foreign banks, domestic savings and loan associations and other banking institutions. With respect to such securities issued by foreign branches of domestic banks, foreign subsidiaries of domestic banks, and domestic and foreign branches of foreign banks, the Fund may be subject to additional investment risks that are different in some respects from those incurred by a fund which invests only in debt obligations of U.S. domestic issuers. Such risks include possible future political and economic developments, the possible imposition of foreign withholding taxes on interest income payable on the securities, the possible establishment of exchange controls or the adoption of other foreign governmental restrictions which might adversely affect the payment of principal and interest on these securities and the possible seizure or nationalization of foreign deposits.

     Certificates of deposit are negotiable certificates evidencing the obligation of a bank to repay funds deposited with it for a specified period of time.

     Time deposits are non-negotiable deposits maintained in a banking institution for a specified period of time at a stated interest rate. Time deposits which may be held by the Fund will not benefit from insurance from the Bank Insurance Fund or the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation.

     Bankers' acceptances are credit instruments evidencing the obligation of a bank to pay a draft drawn on it by a customer. These instruments reflect the obligation both of the bank and of the drawer to pay the face amount of the instrument upon maturity. The other short-term obligations may include uninsured, direct obligations bearing fixed, floating or variable interest rates.

     Certain Corporate Obligations. Commercial paper consists of short-term, unsecured promissory notes issued by domestic or foreign entities to finance short-term credit needs. Floating and variable rate demand notes and bonds are obligations ordinarily having stated maturities in excess of one year, but which permit the holder to demand payment of principal at any time or at specified intervals. Variable rate demand notes include variable amount master demand notes, which are obligations that permit the Fund to invest fluctuating amounts at varying rates of interest pursuant to direct arrangements between the Fund, as lender, and the borrower. These notes permit daily changes in the amounts borrowed. As mutually agreed between the parties, the Fund may increase the amount under the notes at any time up to the full amount provided by the note agreement, or decrease the amount, and the borrower may repay up to the full amount of the note without penalty. Because these obligations are direct lending arrangements between the lender and borrower, it is not contemplated that such instruments generally will be traded, and there generally is no established secondary market for these obligations, although they are redeemable at face value, plus accrued interest, at any time. Accordingly, where these obligations are not secured by letters of credit or other credit support arrangements, the Fund's right to redeem is dependent on the ability of the borrower to pay principal and interest on demand.

     ADDITIONAL INVESTMENT TECHNIQUE. The Fund would be permitted to engage in interest rate swaps.

     Interest Rate Swaps -- Interest rate swaps involve the exchange by the Fund with another party of its commitments to pay or receive interest (for example, an exchange of floating-rate payments for fixed-rate payments).

     The Fund would expect to enter into interest rate swaps on a net basis. In so doing, the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. If the Fund enters into an interest rate swap, it would maintain a segregated account in the full amount accrued on a daily basis of the Fund's obligations with respect to the swap. The Fund will enter into swap transactions with counterparties only if: (i) for transactions with maturities under one year, such counterparty has outstanding short-term paper rated at least A-1 by S&P, Prime-1 by Moody's, F-1 by Fitch or Duff-1 by Duff, or (ii) for transactions with maturities greater than one year, the counterparty has outstanding debt securities rated at least Aa by Moody's or AA by S&P, Fitch or Duff. If there is a default by the other party to such a transaction, the Fund will have contractual remedies pursuant to the agreements related to the transaction.

     The use of swaps is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio security transactions. There is no limit on the amount of swap transactions that may be entered into by the Fund. These transactions do not involve the delivery of securities or other underlying assets or principal. Accordingly, the risk of loss with respect to swaps is limited to the net amount of payments that the Fund is contractually obligated to make. If the other party to a swap defaults, the Fund's risk of loss consists of the net amount of payments that the Fund contractually is entitled to receive.

ADDITIONAL RISK FACTORS

     All investments are associated with some degree of risk. Thus, a broadening of investment opportunities results in exposure to certain new risks. As a result of transacting in the additional portfolio securities and engaging in the additional investment technique, described above, the Fund will be exposed to the investment risks described below.

     FIXED-INCOME SECURITIES. Even though interest-bearing securities are investments which promise a stable stream of income, the prices of such securities are inversely affected by changes in interest rates and, therefore, are subject to the risk of market price fluctuations. The values of Fixed-Income Securities also may be affected by changes in the credit rating or financial condition of the issuing entities. Certain securities that may be purchased by the Fund, such as those rated Baa by Moody's and BBB by S&P, Fitch and Duff, may be subject to such risk with respect to the issuing entity and to greater market fluctuations than certain lower yielding, higher rated Fixed-Income Securities. Securities which are rated Baa by Moody's are considered medium grade obligations; they are neither highly protected nor poorly secured, and are considered by Moody's to have speculative characteristics. Securities rated BBB by S&P are regarded as having adequate capacity to pay interest and repay principal, and, while such debt securities ordinarily exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for securities in this category than in higher rated categories. Securities rated BBB by Fitch are considered investment grade and of satisfactory credit quality; however, adverse changes in economic conditions and circumstances are more likely to have an adverse impact on these securities and, therefore, impair timely payment. Securities rated BBB by Duff have below average protection factors but nonetheless are considered sufficient for prudent investment.

     FOREIGN SECURITIES. Foreign securities markets generally are not as developed or efficient as those in the United States. Securities of some foreign issuers are less liquid and more volatile than securities of comparable U.S. issuers. Similarly, volume and liquidity in most foreign securities markets are less than in the United States and, at times, volatility of price can be greater than in the United States. In addition, there may be less publicly available information about a non-U.S. issuer, and non-U.S. issuers generally are not subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to U.S. issuers.

     Because evidences of ownership of such securities usually are held outside the United States, the Fund will be subject to additional risks which include possible adverse political and economic developments, possible seizure or nationalization of foreign deposits and possible adoption of governmental restrictions which might adversely affect the payment of principal and interest on the foreign securities or might restrict the payment of principal and interest to investors located outside the country of the issuers, whether from currency blockage or otherwise. Custodial expenses for a portfolio of non-U.S. securities generally are higher than for a portfolio of U.S. securities.

     Furthermore, some of these securities may be subject to brokerage or stamp taxes levied by foreign governments, which have the effect of increasing the cost of such investment and reducing the realized gain or increasing the realized loss on such securities at the time of sale. Income received by the Fund from sources within foreign countries may be reduced by withholding and other taxes imposed by such countries. Tax conventions between certain countries and the United States, however, may reduce or eliminate such taxes. All such taxes paid by the Fund will reduce its net income available for distribution to the shareholders.

     MORTGAGE-RELATED SECURITIES. No assurance can be given as to the liquidity of the market for certain mortgage-backed securities, such as collateralized mortgage obligations and stripped mortgage-backed securities. Determination as to the liquidity of interest-only and principal-only fixed mortgage-backed securities issued by the U.S. Government or its agencies and instrumentalities will be made in accordance with guidelines established by the Fund's Board. In accordance with such guidelines, the Adviser will monitor investments in such securities with particular regard to trading activity, availability of reliable price information and other relevant information. The Fund intends to treat other stripped mortgage-backed securities as illiquid securities.

     NON-DIVERSIFIED CLASSIFICATION. The classification of the Fund as a "non-diversified" investment company means that the proportion of the Fund's assets that may be invested in the securities of a single issuer is not limited by the Investment Company Act of 1940, as amended (the "1940 Act"). A "diversified" investment company is required by the 1940 Act generally, with respect to 75% of its total assets, to invest not more than 5% of such assets in the securities of a single issuer and to hold not more than 10% of the voting securities of any single issuer. However, the Fund intends to conduct its operations so as to qualify as a "regulated investment company" for purposes of the Internal Revenue Code of 1986, as amended, which requires that, at the end of each quarter of its taxable year, (i) at least 50% of the market value of its total assets be invested in cash, U.S. Government securities, the securities of other regulated investment companies and other securities, with such other securities of any one issuer limited for the purposes of this calculation to an amount not greater than 5% of the value of the Fund's total assets and (ii) not more than 25% of the value of its total assets be invested in the securities of any one issuer (other than U.S. Government securities or the securities of other regulated investment companies). Since a relatively high percentage of a non-diversified fund's assets may be invested in the securities of a limited number of issuers, some of which may be within the same industry or economic sector, the Fund's portfolio securities may be more susceptible to any single economic, political or regulatory occurrence than the portfolio securities of a diversified investment company.

     RATINGS. The ratings of Moody's, S&P, Fitch and Duff represent their opinions as to the quality of the obligations which they undertake to rate. Ratings are relative and subjective and, although ratings may be useful in evaluating the safety of interest and principal payments, they do not evaluate the market value risk of such obligations. Therefore, although these ratings may be an initial criterion for selection of portfolio investments, the Adviser also will evaluate such obligations and the ability of their issuers to pay interest and principal. The Fund will rely on the Adviser's judgment, analysis and experience in evaluating the creditworthiness of an issuer. In this evaluation, the Adviser will take into consideration, among other things, the issuer's financial resources, its sensitivity to economic conditions and trends, the quality of the issuer's management and regulatory matters. It also is possible that a rating agency might not timely change the rating on a particular issue to reflect subsequent events. Once the rating of a security held by the Fund has been changed, the Adviser will consider all circumstances deemed relevant in determining whether such Fund should continue to hold the security.

REQUIRED VOTE AND BOARD'S RECOMMENDATION

     Approval for Proposal No. 1 will be sought by two separate votes, as set forth in the Proxy Card accompanying this Proxy Statement: the first will be to change the Fund's fundamental policy requiring it to invest at least 65% of its total assets in U.S. Government Securities (the "Policy Vote"); the second will be to change the Fund's classification to non-diversified (the "Classification Vote"). The votes are independent; however, if the Policy Vote is not obtained and the Classification Vote is obtained, the Fund's classification will not be changed.

     Each of the Policy Vote and the Classification Vote will be approved separately upon obtaining the affirmative vote of the holders of (a) 67% of the voting securities present at the Meeting, if the holders of more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (b) more than 50% of the Fund's outstanding voting securities, whichever is less.

     THE FUND'S BOARD, INCLUDING THE "NON-INTERESTED" BOARD MEMBERS, RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL NO. 1.

                             ADDITIONAL INFORMATION

     If Proposal No. 1 is approved, the Fund's management intends to implement the following changes which do not require shareholder vote.

     Lower Management Fees. Pursuant to a Management Agreement, the Fund currently pays The First National Bank of Chicago ("FNBC"), the Fund's investment adviser, a monthly fee at the annual rate of .60 of 1% of the value of the Fund's average daily net assets in consideration of FNBC's providing investment advisory and administrative services. If Proposal No. 1 is implemented, the Fund will enter into an Investment Advisory Agreement with First Chicago Investment Management Company ("FCIMCO"), a newly formed subsidiary of FNBC, pursuant to which the Fund will pay FCIMCO a monthly fee at the annual rate of .40 of 1% of the value of the Fund's average daily net assets. In addition, the Fund will enter into an Administration Agreement with FCIMCO, pursuant to which the Fund will pay FCIMCO a monthly fee at the annual rate of .15 of 1% of the value of the Fund's average daily net assets. As a result, the aggregate management fee paid by the Fund for investment advisory and administrative services will be lower than the fee currently paid by the Fund.

     Lower Initial Sales Charge. The schedule of the initial sales charge imposed on the Fund's Class A shares will be changed. While the maximum initial sales charge will remain the same, the initial sales charge imposed at higher purchase levels will be lower than that currently imposed on Class A shares.

     The schedules of the initial sales charge to be imposed on the Fund's Class A shares and the initial sales charge currently imposed on such shares are set forth below:

                              NEW TOTAL SALES LOAD

                                                                                      DEALERS'
                                                      AS A % OF       AS A % OF      REALLOWANCE
                                                      OFFERING        NET ASSET       AS A % OF
                                                        PRICE           VALUE         OFFERING
AMOUNT OF TRANSACTION                                 PER SHARE       PER SHARE         PRICE
                                                     -----------     -----------     -----------
Less than $50,000...............................        3.00            3.10            2.75
$50,000 to less than $100,000...................        2.50            2.60            2.25
$100,000 to less than $250,000..................        2.00            2.00            1.75
$250,000 to less than $500,000..................        1.50            1.50            1.25
$500,000 to less than $1,000,000................        1.00            1.00            0.75
$1,000,000 and above............................        none            none            none

                            CURRENT TOTAL SALES LOAD

                                                                                      DEALERS'
                                                      AS A % OF       AS A % OF      REALLOWANCE
                                                      OFFERING        NET ASSET       AS A % OF
                                                        PRICE           VALUE         OFFERING
AMOUNT OF TRANSACTION                                 PER SHARE       PER SHARE         PRICE
                                                     -----------     -----------     -----------
Less than $100,000..............................        3.00            3.10            2.75
$100,000 to less than $500,000..................        2.50            2.55            2.25
$500,000 to less than $1,000,000................        2.00            2.00            1.75
$1,000,000 and above............................        1.00            1.00            1.00

     While there is no initial sales charge under the new schedule on purchases of $1,000,000 or more of Class A shares, if an investor redeems those shares within a certain period after purchase, a contingent deferred sales charge ("CDSC") will be imposed at the time of redemption. Class A shares of the Fund currently are not subject to such a CDSC at the time of redemption. The following table sets forth the CDSC to be imposed on the Fund's Class A shares for the indicated time periods:

                                                        CDSC AS A %
                                                         OF AMOUNT
                                                          INVESTED            YEAR SINCE
                                                       OR REDEMPTION         PURCHASE WAS
       AMOUNT OF TRANSACTIONS AT OFFERING PRICE           PROCEEDS               MADE
     --------------------------------------------     ----------------     ----------------
                                                                               First or
     $1,000,000 to less than $2,500,000..........          1.00%                Second

     $2,500,000 to less than $5,000,000..........          0.50%                First

     $5,000,000 and above........................          0.25%                First

                                 OTHER MATTERS

     The Fund's Board members are not aware of any other matters which may come before the Meeting. However, should any such matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

                               VOTING INFORMATION

     The Fund will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph, and the Fund may pay persons holding Shares in their names or those of their nominees for their expenses in sending soliciting materials to their principals.

     If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote Shares on a particular matter with respect to which the broker or nominee does not have discretionary power) or is marked with an abstention (collectively, "abstentions"), the Shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Abstentions, however, will have the effect of a "no" vote for the purpose of obtaining requisite approval for Proposal No. 1 .

     If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve the proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the Meeting, the following factors may be considered: the nature of the proposal that is the subject of the Meeting, the percentage of votes actually cast, the percentage of negative votes actually cast, the nature of any further solicitation and the information to be provided to shareholders with respect to the reasons for the solicitation. Any adjournment will require the affirmative vote of a majority of those Shares represented at the Meeting in person or by proxy.

     The persons listed below were known by the Fund to have beneficially owned on December 5, 1994 5% or more of the Fund's outstanding voting securities.

        CLASS A SHARES
        Ellen Smith Simmons                                                  170,419
        Central Cemetery Company                                             (16.3%)
        515 Essex Road
        Kenilworth, Illinois 60043
        James Sullivan                                                       169,291
        9900 Gross Point Road                                                (16.2%)
        Skokie, Illinois 60076
        Edith F. Shneider                                                    89,895
        9221 N. Drake                                                        (8.6%)
        Skokie, Illinois 60076

              NOTICE TO BANKS, BROKER/DEALERS AND VOTING TRUSTEES
                               AND THEIR NOMINEES

     Please advise the Fund, in care of The First National Bank of Chicago, Three First National Plaza, Chicago, Illinois 60670, Attention: Laurel Carignan, whether other persons are the beneficial owners of Shares for which proxies are being solicited from you, and, if so, the number of copies of the Proxy Statement and other soliciting material you wish to receive in order to supply copies to the beneficial owners of Shares.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.

Dated: December 19, 1994